                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------
                                     NEWS RELEASE
--------------------------------------------------------------------------------

                                PEGASUS GOLD AUSTRALIA
                   FILES FOR VOLUNTARY ADMINISTRATION IN AUSTRALIA

SPOKANE, WA -DECEMBER 11, 1997 - Pegasus Gold Inc. (PGU -AMEX, TSE, ME) (the "Company") announced its wholly owned subsidiary Pegasus Gold Australia Pty Ltd has voluntarily appointed Administrators of that company in Australia. The Administrators are Peter Geroff and Gregory Moloney of Ferrier Hodgson of Brisbane. The firm specializes in insolvencies.

The appointment of Administrators follows the decision to suspend operations at Pegasus Gold Australia's Mt. Todd gold mine, located near Katherine in the Northern Territory of Australia, and place the mine on care and maintenance effective November 15, 1997. Pegasus Gold Inc. has concluded that it is not in the best interests of all stakeholders to continue to fund significant operating losses of its Australian subsidiary. By suspending operations at Mt. Todd, along with the appointment of Administrators, the Company is endeavoring to protect both the Mt. Todd assets and the funds advanced by the Company to Pegasus Gold Australia, pending the determination of restructuring proposals.

The Administrators have advised that under Australian law they are required to provide Pegasus Gold Australia's creditors with a report about its business, property, affairs and financial circumstances as well as their recommended course of action.

Mr. Peter Geroff, one of the Administrators, and a partner in the specialist insolvency firm of Ferrier Hodgson said "the intention of the Administrators while performing a review of the whole of Pegasus Gold Australia operations, is to continue to keep all stakeholders fully informed, including the current employees of the Pegasus Gold Australia as well as the Jawoyn people (the traditional Aboriginal owners of the land upon which the Mt. Todd Mine is situated) with whom the Company has always had an excellent relationship." "After that review," Mr. Geroff continued, "the Administrators will discuss proposals with creditors of Pegasus Gold Australia, and liaise with Pegasus Gold Inc. and its banking group."

Statements in this release which are not historical data are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the Company's SEC filings.


Pegasus Gold Australia Pty Ltd is a wholly owned subsidiary of Pegasus Gold Inc., an international gold mining company headquartered in Spokane, Washington. Pegasus, a Canadian company by incorporation, currently produces about 500,000 ounces of gold from operations in North America as well as Australia. The Company carries out exploration internationally through offices located in Mendoza, Argentina; Kalgoorlie, Australia; Itaituba, Brazil; Santiago, Chile; and Panama City, Panama. The common shares of Pegasus are traded under the symbol PGU on the American, Toronto and Montreal stock exchanges. Options on the Company's common shares are traded on the Chicago Board Options Exchange and the Montreal Exchange.

FOR FURTHER INFORMATION, REGARDING:

                                                               PEGASUS GOLD INC.
                                                                 John W. Pearson
                                   Vice President, Investor and Public Relations
                                                                    509-624-4653